UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Anheuser-Busch Companies, Inc.

(Name of Registrant as Specified In Its Charter)

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March 11, 2004

Dear Stockholder:

On behalf of the Board of Directors, it is our pleasure to invite you to attend the Annual Meeting of Stockholders of Anheuser-Busch Companies, Inc. on Wednesday, April 28, 2004, in Orlando, Florida. Information about the meeting is presented on the following pages.

In addition to the formal items of business to be brought before the meeting, members of management will report on the company’s operations and respond to stockholder questions.

Your vote is very important. We encourage you to read this proxy statement and vote your shares as soon as possible. A return envelope for your proxy card is enclosed for convenience. Stockholders of record also have the option of voting by using a toll-free telephone number or via the Internet. Instructions for using these services are included on the proxy card.

Thank you for your continued support of Anheuser-Busch. We look forward to seeing you on April 28.

Sincerely,

AUGUST A. BUSCH III Chairman of the Board	PATRICK T. STOKES President and Chief Executive Officer

TABLE OF CONTENTS

Notice of Annual Meeting	1
Questions and Answers About the Annual Meeting and Voting	2
Item 1: Election of Directors	6
Stock Ownership by Directors and Executive Officers	10
Principal Holders of Stock	11
Additional Information Concerning the Board of Directors	11
Item 2: Approval of Independent Auditors	12
Report of the Audit Committee	13
Report of the Compensation Committee	14
Compensation Committee Interlocks and Insider Participation	17
Summary Compensation Table	17
Comparison of Five Year Cumulative Total Return	18
Option Grants Table	19
Option Exercises and Year-End Option Values Table	20
Pension Plans Table	20
Change In Control Arrangements	21
Other Relationships Involving Directors, Officers, or Their Associates	21
Section 16(a) Beneficial Ownership Reporting Compliance	22
Other Matters	23
Appendix A – Corporate Governance Guidelines	A-1
Appendix B – Audit Committee Charter	B-1
Appendix C – Audit Committee Pre-Approval Policies and Procedures	C-1

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

APRIL 28, 2004

The Annual Meeting of the Stockholders of Anheuser-Busch Companies, Inc. (the “Company”) will be held at Ports of Call at SeaWorld of Florida, 7007 SeaWorld Drive, Orlando, Florida, on Wednesday, April 28, 2004, at 10:00 A.M. local time, for the following purposes:

1.	To elect five directors for a term of three years;

2.	To approve the employment of PricewaterhouseCoopers LLP, as independent auditors, to audit the books and accounts of the Company for 2004; and

3.	To act upon such other matters, if any, as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 1, 2004, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. A list of such stockholders will be available during regular business hours at the Company’s office, 7007 SeaWorld Drive, Orlando, Florida, for the ten days before the meeting for inspection by any stockholder for any purpose germane to the meeting.

By Order of the Board of Directors,
JoBeth G. Brown
Vice President and Secretary
Anheuser-Busch Companies, Inc.

March 11, 2004

Important

Please note that a ticket is required for admission to the meeting. If you are a stockholder of record and plan to attend the meeting in person, please bring the admission ticket you received in your proxy mailing with you to the meeting. If, however, your shares are held in the name of a broker or other nominee, please bring with you a proxy or letter from that firm confirming your ownership of shares.

ANHEUSER-BUSCH COMPANIES, INC.
PROXY STATEMENT
FOR 2004 ANNUAL MEETING OF STOCKHOLDERS

Questions and Answers About the Annual Meeting and Voting

Q:	Why did I receive this Proxy Statement?

A:	Because you are a stockholder of Anheuser-Busch Companies, Inc. (the “Company”) as of the record date and are entitled to vote at the 2004 Annual Meeting of Stockholders (the “Annual Meeting” or the “Meeting”), the Board of Directors of the Company is soliciting your proxy to vote at the Meeting.

This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting. This Proxy Statement and form of proxy were first mailed to stockholders on or about March 11, 2004.

Q:	What am I voting on?

A:	You are voting on two items:

1.	Election of five Group I directors for a term of three years: August A. Busch III Carlos Fernandez G. James R. Jones Andrew C. Taylor Douglas A. Warner III

2.	Approval of the appointment of PricewaterhouseCoopers LLP as independent auditors for 2004

Q:	What are the voting recommendations of the Board of Directors?

A:	The Board recommends the following votes:

1.  FOR each of the director nominees

2.	FOR approval of the appointment of PricewaterhouseCoopers LLP as independent auditors for 2004

Q:	Will any other matters be voted on?

A:	We do not know of any other matters that will be brought before the stockholders for a vote at the Annual Meeting. If any other matter is properly brought before the Meeting, your signed proxy card gives authority to August A. Busch III, Patrick T. Stokes, and JoBeth G. Brown, as the Proxy Committee, to vote on such matters in their discretion.

Q:	Who is entitled to vote?

A:	Stockholders of record as of the close of business on March 1, 2004 (the Record Date) are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Many stockholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with the Company’s transfer agent, Mellon Investor Services, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by the Company.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Meeting unless you bring with you a legal proxy from the stockholder of record. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Q:	How do I vote?

A:	If you are a stockholder of record, there are four ways to vote:

•	by toll-free telephone at 1-800-690-6903;

•	by Internet at www.proxyvote.com;

•	by completing and mailing your proxy card; and

•	by written ballot at the Meeting.

If you vote by Internet or telephone, your vote must be received by 11:59 P.M. Eastern Time on April 27th, the day before the Meeting. Your shares will be voted as you indicate. If you return your proxy card but you do not indicate your voting preferences, the Proxy Committee will vote your shares FOR items 1 and 2.

If your shares are held in a brokerage account in your broker’s name (this is called street name), you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by telephone or the Internet to your broker or nominee. If you provide specific voting instructions by mail, telephone, or the Internet, your shares should be voted by your broker or nominee as you have directed.

We will pass out written ballots to anyone who wants to vote at the Meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker to vote at the Meeting.

Q:	Is my vote confidential?

A:	Yes. It is the policy of the Company that all proxies, ballots, and vote tabulations that identify the vote of a stockholder will be kept confidential from the Company, its directors, officers, and employees until after the final vote is tabulated and announced, except in limited circumstances including any contested solicitation of proxies, when required to meet a legal requirement, to defend a claim against the Company or to assert a claim by the Company, and when written comments by a stockholder appear on a proxy card or other voting material.

Q:	Who will count the vote?

A:	Representatives of ADP Investor Communication Services, Inc. (“ADP”) will count the vote and serve as the inspectors of election.

Q:	What is the quorum requirement of the meeting?

A:	A majority of the outstanding shares determined on March 1, 2004, represented in person or by proxy at the Meeting constitutes a quorum for voting on items at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum, but neither will be counted as votes cast. On March 1, 2004, there were 810,685,090 shares outstanding.

Q:	What are broker non-votes?

A:	Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the Meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange. On non-routine matters nominees cannot vote without instructions from the beneficial owner, resulting in a so-called “broker non-vote.” Broker non-votes have no effect on the election of directors or the appointment of PricewaterhouseCoopers.

Q:	What vote is required to approve each proposal?

A:	In the election of directors, the five nominees receiving the highest number of “FOR” votes will be elected. The other proposal requires the approving vote of at least a majority of the votes cast.

Q:	What does it mean if I get more than one proxy card?

A:	It means your shares are in more than one account. You should vote the shares on all of your proxy cards.

Q:	How can I consolidate multiple accounts registered in variations of the same name?

A:	If you have multiple accounts, we encourage you to consolidate your accounts by having all your shares registered in exactly the same name and address. You may do this by contacting our transfer agent, Mellon Investor Services, at 1-888-213-0964.

Q:	I own my shares indirectly through my broker, bank, or other nominee, and I receive multiple copies of the annual report, proxy statement, and other mailings because more than one person in my household is a beneficial owner. How can I change the number of copies of these mailings that are sent to my household?

A:	If you and other members of your household are beneficial owners, you may eliminate this duplication of mailings by contacting your broker, bank, or other nominee. Duplicate mailings in most cases are wasteful for us and inconvenient for you, and we encourage you to eliminate them whenever you can. If you have eliminated duplicate mailings but for any reason would like to resume them, you must contact your broker, bank, or other nominee.

Q:	I own my shares directly as a registered owner of Anheuser-Busch stock, and so do other members of my family living in my household. How can I change the number of copies of the annual report and proxy statement being delivered to my household?

A:	Family members living in the same household generally receive only one copy of the annual report, proxy statement, and most other mailings per household. The only item which is separately mailed for each registered stockholder or account is a proxy card, as discussed above. If you wish to start receiving separate copies in your name, apart from others in your household, you must contact ADP, either by phone (toll-free) at 1-800-542-1061, or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Within 30 days after your request is received we will start sending you separate mailings. If for any reason you and members of your household are receiving multiple copies and you want to eliminate the duplications, please contact Mellon Investor Services by phone (toll-free) at 1-888-213-0964 or by mail to P.O. Box 3315, South Hackensack, NJ 07606, attention: Shareholder Correspondence and request that action. That request has to be made by each person in the household.

Q:	Multiple shareowners live in my household, and together we received only one copy of this year’s annual report and proxy statement. How can I obtain my own separate copy of those documents for the meeting in April?

A:	You may pick up copies in person at the meeting in April or download them from our website, www.anheuser-busch.com (click on “Investor Info”). If you want copies mailed to you and are a beneficial owner, you must request them from your broker, bank, or other nominee. If you want copies mailed and are a stockholder of record, we will mail them promptly if you request them from our transfer agent, Mellon Investor Services, by phone (toll-free) at 1-888-213-0964 or by mail to P.O. Box 3315, South Hackensack, NJ 07606, attention: Shareholder Correspondence. We cannot guarantee you will receive mailed copies before the meeting.

Q:	Can I change my vote?

A:	Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or telephone;

•	returning a later-dated proxy card;

•	sending written notice of revocation to the Vice President and Secretary; or

•	completing a written ballot at the Meeting.

Q:	How will my dividend reinvestment shares be voted?

A:	Shares of common stock held by participants in the Company’s dividend reinvestment plan have been added to the participants’ other holdings on their proxy cards.

Q:	Who can attend the Annual Meeting?

A:	All Anheuser-Busch stockholders as of the close of business on March 1, 2004 may attend.

Q:	What do I need to do to attend the Annual Meeting?

A:	If you are a stockholder of record or a participant in one of the Anheuser-Busch Deferred Income Stock Purchase and Savings Plans, your admission ticket is attached to your proxy card or voting instruction form. You will need to bring the admission ticket with you to the Meeting.

If you own shares in street name, you will need to ask your broker or bank for an admission ticket in the form of a legal proxy. You will need to bring the legal proxy with you to the Meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement with you to the Meeting. We can use that to verify your ownership of our Common Stock and admit you to the Meeting; however, you will not be able to vote your shares at the Meeting without a legal proxy.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We plan to announce preliminary voting results at the Meeting and publish final results in our quarterly report on SEC Form 10-Q for the first quarter of 2004.

INFORMATION CONCERNING THE ELECTION OF DIRECTORS
(Item 1 on Proxy Card)

The Board of Directors of the Company is divided into three Groups, with the term of office of each Group ending in successive years. The term of directors of Group I expires with this Annual Meeting. The terms of directors of Group II and Group III expire with the Annual Meetings in 2005 and 2006, respectively.

The following information is submitted respecting the nominees for election and the other directors of the Company:

Nominees for election at this meeting to a term expiring in 2007 (Group I Directors):

August A. Busch III
Mr. Busch, 66, has been a director since 1963. He has been Chairman of the Board of the Company since 1977. He also served as President of the Company from 1974 to June 2002 and as Chief Executive Officer from 1975 to June 2002. He is also a director of Emerson Electric Co. and SBC Communications Inc.

Carlos Fernandez G.
Mr. Fernandez, 37, has been a director since 1996. He is Vice Chairman of the Board of Directors and Chief Executive Officer of Grupo Modelo, S.A. de C.V., a Mexican company engaged in brewing and related operations, which positions he has held since 1994 and 1997, respectively. During the last five years he has also served and continues to serve in key positions of the major production subsidiaries of Grupo Modelo, including Executive Vice President since 1994 and Chief Operating Officer since 1992. He is also a director of Emerson Electric Co. and Grupo Televisa, S.A. de C.V.

James R. Jones
Ambassador Jones, 64, has been a director since 1998. He has been Co-Chairman and Chief Executive Officer of Manatt Jones Global Strategies, LLC, a global consulting firm, since 2001. He has been Senior Counsel in the law firm of Manatt, Phelps & Phillips LLP since 1998. He was President of Warnaco International, an apparel company, from 1997 to 1998. He was the U.S. Ambassador to Mexico from 1993 to 1997. He is also a director of Kansas City Southern, Keyspan Energy Corp., and TV Azteca S.A. de C.V.

Andrew C. Taylor
Mr. Taylor, 56, has been a director since 1995. He is Chairman and Chief Executive Officer of Enterprise Rent-A-Car Company (“Enterprise”), a national car rental company. He has been Chairman of Enterprise since November 2001 and Chief Executive Officer of Enterprise since 1991. He served as President of Enterprise from 1991 to October 2001. He is also a director of Commerce Bancshares, Inc.

Douglas A. Warner III
Mr. Warner, 57, has been a director since 1992. He was Chairman of the Board and Co-Chairman of the Executive Committee of J.P. Morgan Chase & Co., an international commercial and investment banking firm, from December 2000 until he retired in November 2001. From 1995 until 2000, he was Chairman of the Board, President and Chief Executive Officer of J.P. Morgan & Co., Incorporated. He is also a director of General Electric Company and Motorola, Inc.

The Board of Directors recommends a vote FOR these five nominees.

Directors whose term continues until 2005 (Group II Directors):

John E. Jacob
Mr. Jacob, 69, has been a director since 1990. He has been Executive Vice President—Global Communications of the Company since July 2002. He was Executive Vice President and Chief Communications Officer of the Company from 1994 to June 2002. He is also a director of Coca-Cola Enterprises, Inc. and Morgan Stanley.

Charles F. Knight
Mr. Knight, 68, has been a director since 1987. He has been Chairman of the Board of Emerson Electric Co., a manufacturer of electrical and electronic equipment, since 1974. He also served as Chief Executive Officer of Emerson Electric from 1973 to October 2000. He is also a director of BP p.l.c., International Business Machines Corporation, Morgan Stanley, and SBC Communications Inc.

Joyce M. Roché
Ms. Roché, 56, has been a director since 1998. She has been President and Chief Executive Officer of Girls Incorporated, a national nonprofit research, education, and advocacy organization, since September 2000. She was an independent management consultant from 1999 to August 2000 and President and Chief Operating Officer of Carson, Inc., a personal care products company, from 1996 to 1998. She is also a director of SBC Communications Inc., Tupperware Corporation, and The May Department Stores Company.

Henry Hugh Shelton
General Shelton, 62, has been a director since 2001. He has been President, International Operations of M.I.C. Industries, an international manufacturing company, since January 2002. He served as Chairman of the Joint Chiefs of Staff from October 1997 to September 2001. Prior to that, he served in the U.S. Army for 34 years as a specialist in airborne strategies and special operation tactics, including service as Commander in Chief of the U.S. Special Operations Command from 1996 to 1997. He is also a director of Anteon International Corporation and Red Hat, Inc.

Patrick T. Stokes
Mr. Stokes, 61, has been a director since 2000. He has been President and Chief Executive Officer of the Company since July 2002. He was Senior Executive Vice President of the Company from July 2000-June 2002. He is also Chairman of the Board and Chief Executive Officer of Anheuser-Busch, Incorporated and Chairman of the Board of Anheuser-Busch International, Inc. and has served in such capacities since July 2000 and 1999, respectively. He served as Vice President and Group Executive of the Company from 1984 to July 2000. He is also a director of U.S. Bancorp.

Directors whose term continues until 2006 (Group III Directors)

James J. Forese
Mr. Forese, 68, has been a director since April 2003. He has been Operating Partner and Chief Operating Officer of Thayer Capital Partners, a private equity investment firm, since July 2003. He was Chairman of the Board of IKON Office Solutions, Inc. (“IKON”) from 2000 until his retirement in February 2003. He was President and Chief Executive Officer of IKON from 1998 to 2002, Executive Vice President and President of International Operations of IKON from 1997 to 1998, and Executive Vice President and Chief Operating Officer of IKON from 1996 to 1997. Prior to joining IKON, he spent 36 years with IBM Corporation (“IBM”) in numerous executive positions, including two years as Chairman and Chief Executive Officer of IBM Credit Corporation, three years as Vice President—Finance of IBM, and six years as Vice President and Controller of IBM. He is also a director of American Management Systems, Inc., NUI Corporation, and Spherion Corporation.

Vernon R. Loucks, Jr.
Mr. Loucks, 69, has been a director since 1988. He has been Chairman of the Board of The Aethena Group, LLC, a healthcare merchant banking firm, since 2001. He was Chief Executive Officer of Segway L.L.C., a company providing solutions to short distance travel, from January to November 2003. He was Chairman of the Board of Baxter International Inc., a manufacturer of health care products, specialty chemicals, and instruments from 1980 to 1999 and was Chief Executive Officer of Baxter International from 1980 to 1998. He is also a director of Affymetrix, Inc., Edwards Lifesciences Corporation, Emerson Electric Co., Genome Therapeutics Corp., and Pain Therapeutics, Inc.

Vilma S. Martinez
Ms. Martinez, 60, has been a director since 1983. She has been a partner in the law firm of Munger, Tolles & Olson since 1982. She is also a director of Burlington Northern Santa Fe Corporation and Fluor Corporation.

William Porter Payne
Mr. Payne, 56, has been a director since 1997. He has been a partner of Gleacher Partners LLC, an investment banking and asset management firm, since 2000. He was Vice Chairman of PTEK Holdings, Inc., an enhanced communications provider, from 1998 to 2000. Mr. Payne is also a director of Cousins Properties, Inc., Crown Crafts, Inc., and Jefferson-Pilot Corporation.

Edward E. Whitacre, Jr.
Mr. Whitacre, 62, has been a director since 1988. He has been Chairman of the Board and Chief Executive Officer of SBC Communications Inc., a communications holding company, since 1990. He is also a director of Burlington Northern Santa Fe Corporation, Emerson Electric Co., and The May Department Stores Company.

Stock Ownership by Directors and Executive Officers

The following table shows the number of shares of the Company’s common stock and the share units and share equivalents with a value tied to the common stock that are beneficially owned by the directors and nominees, by each of the executives named in the summary compensation table, and by all directors and executive officers as a group as of January 31, 2004. As of January 31, 2004, there were 810,673,907 shares of common stock issued and outstanding. The number of shares shown for each individual does not exceed 1% of the common stock outstanding. The number of shares shown for all directors and executive officers as a group represents 2.5% of the common stock outstanding. Individuals have sole voting and investment power over the stock unless otherwise indicated in the footnotes.

Name	Number of Shares of Common Stock Beneficially Owned		Share Units and Share Equivalents(1)
W. Randolph Baker	1,709,815	(2)	5,155
August A. Busch III	8,416,466	(3)	20,959
August A. Busch IV	872,457	(4)	4,990
Carlos Fernandez G.	23,647	(5)	569
James J. Forese	10,000		—
John E. Jacob	867,959	(6)	16,961
James R. Jones	14,473	(7)(8)	—
Charles F. Knight	45,001	(7)	75,506
Stephen K. Lambright	1,083,019	(9)	5,876
Vernon R. Loucks, Jr.	17,001	(7)	4,248
Vilma S. Martinez	13,568	(7)	21,732
William Porter Payne	16,506	(7)	1,029
Joyce M. Roché	14,257	(7)	3,055
Henry Hugh Shelton	8,385	(10)	65
Patrick T. Stokes	3,746,795	(11)	14,630
Andrew C. Taylor	50,873	(7)	1,672
Douglas A. Warner III	17,001	(7)	2,601
Edward E. Whitacre, Jr.	9,998	(12)	18,796
All directors and executive officers as a group (26 persons)	20,863,957	(13)

(1)	Includes share unit balances in the Company’s deferred compensation plan for non-employee directors and share equivalent balances held by executives in the Company’s 401(k) Restoration Plan. Although ultimately paid in cash, the value of share units and share equivalents mirrors the value of the Company’s common stock. The share units and share equivalents do not have voting rights.

(2)	The number of shares includes 1,426,141 shares that are subject to currently exercisable stock options, of which 172,160 are held in a family partnership.

(3)	The number of shares includes 3,555,601 shares that are subject to currently exercisable stock options, of which 350,000 are held in trusts for the benefit of children of Mr. Busch III. Of the shares shown, Mr. Busch III has shared voting and shared investment power as to 1,059,836 shares and 2,048,064 shares are held in trusts of which Mr. Busch III is income beneficiary and as to which he has certain rights, but as to which he has no voting or investment power. 83,103 shares beneficially owned by members of his immediate family are not included.

(4)	The number of shares includes 831,134 shares that are subject to currently exercisable stock options. Of those, 150,000 were granted to Mr. Busch III and presently are held in trusts for the benefit of Mr. Busch IV or his sister, of which Mr. Busch IV is a co-trustee.

(5)	The number of shares includes 11,667 shares that are subject to currently exercisable stock options.

(6)	The number of shares includes 767,141 shares that are subject to currently exercisable stock options, of which 80,000 are held in a trust for the benefit of the child of Mr. Jacob.

(7)	The number of shares includes 13,001 shares that are subject to currently exercisable stock options.

(8)	Mr. Jones has shared voting and shared investment power with respect to 1,052 of these shares.

(9)	The number of shares includes 907,163 shares that are subject to currently exercisable stock options. 25,464 shares owned by members of Mr. Lambright’s immediate family are not included.

(10)	The number of shares includes 5,001 shares that are subject to currently exercisable stock options.

(11)	The number of shares includes 3,323,331 shares that are subject to currently exercisable stock options, of which 494,938 are held in a family partnership, 351,252 shares that are held in a family partnership for which Mr. Stokes’ wife has shared voting and shared investment power and 15,645 shares that are held in a trust in which Mr. Stokes and his wife have an economic interest, but as to which they have no voting or investment power. 122 shares beneficially owned by a member of Mr. Stokes’ immediate family are not included.

(12)	The number of shares includes 5,998 shares that are subject to currently exercisable stock options.

(13)	The number of shares stated includes 14,459,913 shares that are subject to currently exercisable stock options, 2,048,064 of the shares that are referred to in Note 3 and 366,897 of the shares that are referred to in Note 11 for which Mr. Stokes has no voting or investment power. None of the covered persons hold stock options that become exercisable within 60 days of January 31, 2004. The directors and executive officers as a group have sole voting and sole investment power as to 2,928,195 shares and shared voting and shared investment power as to 1,060,888 shares. 108,689 shares held by immediate family members or family trusts are not included and beneficial ownership of such shares is disclaimed.

Principal Holders of Stock

The following table sets forth information regarding beneficial owners of more than 5 percent of the outstanding shares of the Company’s common stock.

Name	Number of Shares Beneficially Owned	Percent of Class
Barclays Global Investors, NA and Affiliates	41,334,836	5.05	%(a)

(a)	This information is based on the Schedule 13G dated February 13, 2004 filed by Barclays Global Investors, NA and affiliates with the Securities and Exchange Commission reporting on beneficial ownership as of December 31, 2003. In addition to Barclays Global Investors, NA, affiliates on the filing are Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Bank PLC, Barclays Capital Securities Limited, Barclays Capital Inc., Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank Trust Company Limited, Barclays Bank (Suisse) SA, and Barclays Private Bank Limited. According to the filing, the reporting persons have sole voting power with respect to 36,162,515 shares and sole investment power with respect to 36,208,815 shares.

ADDITIONAL INFORMATION CONCERNING THE BOARD
OF DIRECTORS OF THE COMPANY

During 2003 the Board of Directors held nine meetings. No current director who served during 2003 attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and of committees of the Board of which he or she was a member. It is the Company’s policy that directors are expected to attend the Annual Meeting of Stockholders and in 2003 all directors were in attendance with the exception of two directors who had schedule conflicts. In addition to regularly scheduled meetings, a number of directors were involved in numerous informal meetings with management, offering valuable advice and suggestions on a broad range of corporate matters.

The Board of Directors has adopted Independence Criteria, which are described in the Company’s Corporate Governance Guidelines that are attached as Appendix A to this Proxy Statement and available on the Company’s website. Directors who satisfy the criteria are considered to be “independent.” Messrs. Forese, Jones, Loucks, Payne, Shelton, Taylor, and Warner and Mses. Martinez and Roché meet these standards and are, therefore, considered to be independent directors, representing a majority of the Board members. As described in Appendix A, the non-management directors meet in regularly scheduled executive sessions without members of the Company’s management. The position of lead director at these sessions rotates annually among the independent directors.

Each director who is not an employee of the Company is paid an annual retainer of $55,000, which each director may elect to receive in stock, cash, or a combination of stock and cash. Each non-employee director also receives a fee of $2,000 for each Board of Directors meeting attended and a fee of $2,000 for attendance at a meeting of a committee of the Board and for any other meeting of directors at which less than a quorum of the Board is present. Annual fees of $10,000 each are paid to the Chairs of the Audit, Compensation, Conflict of Interest, Corporate Governance, Finance, and Pension Committees. The Company pays the travel and accommodation expenses of directors and (when requested by the Company) their spouses to attend meetings and other corporate functions, along with any taxes related to such payments. The Company also provides each non-employee director group term life insurance coverage of $50,000.

Directors who are not employees of the Company who serve as representatives of the Company’s Board of Directors on the Board of an affiliated company receive an annual fee of $55,000 less any board service fees paid to the director during the year by that affiliated company. In September 2003, the Board of Directors appointed Mr. Jones as its representative on the Board of Directors of the Company’s affiliate Grupo Modelo, S.A. de C.V. Mr. Jones received director fees of $11,813 from the Company in 2003 for this service from October through December. He is expected to receive approximately $48,000 for such service for the full year of 2004.

Non-employee directors receive an annual grant of options to purchase 5,000 shares of the Company’s common stock. Directors who are unable to own the Company’s common stock due to possible conflicts with state alcoholic beverage control laws receive 5,000 stock appreciation rights (“SARs”) payable in cash in lieu of stock options. The exercise price of these options and SARs is equal to the fair market value of the Company’s common stock on the date of grant. The options and SARs become exercisable over three years and expire ten years after grant. Options and SARs normally vest in three equal installments on each of the first three anniversaries of their grant date.

Under a deferred compensation plan, non-employee directors may elect to defer payment of part or all of their directors’ fees. At the election of the director, deferred amounts are credited to a fixed income account or a share equivalent account. The amounts deferred under the plan are paid in cash commencing on the date specified by the director. At the director’s election, such payments may be made either in a lump sum or over a period not to exceed ten years.

The charters of the standing committees of the Board of Directors are available on the Corporate Governance section of the Company’s website (under “Investor Info”) at www.anheuser-busch.com. Information concerning certain of these standing committees is set out below:

Corporate Governance Committee

The Corporate Governance Committee recommends to the Board of Directors a slate of nominees for directors to be presented on behalf of the Board for election by stockholders at each Annual Meeting of the Company and recommends to the Board persons to fill vacancies on the Board of Directors. The Committee will consider nominees recommended by stockholders upon submission in writing to the Secretary of the Company the names of such nominees, together with their qualifications for service as a director of the Company. The qualifications the Corporate Governance Committee believes directors must have and the process for identifying and evaluating director candidates (including recommendations by stockholders) are detailed in the Company’s Corporate Governance Guidelines (attached as Appendix A to this Proxy Statement and available on the Company’s website). The Committee identifies potential nominees from various sources, including soliciting recommendations from directors and officers of the Company. Individuals recommended by stockholders are evaluated in the same manner as other potential nominees. Annually, the Committee will also review the Company’s Corporate Governance Guidelines and oversee an evaluation of the Board of Directors and its committees, and periodically the Committee will review the compensation paid to the directors. During 2003, the Corporate Governance Committee held four meetings. The members of the Corporate Governance Committee, all of whom are independent, non-employee directors, are Ms. Martinez (Chair), Mr. Loucks, and Gen. Shelton.

Compensation Committee

The Compensation Committee carries out the Board’s responsibilities related to compensation of the executive officers and other senior executives of the Company, reviews the Company’s executive succession plans, administers the Officer Bonus Plan, and administers the Company’s stock option program. During 2003 the Compensation Committee held three meetings. The Committee’s report on 2003 executive compensation is on pages 14-16. The members of the Compensation Committee, all of whom are independent, non-employee directors, are Mr. Loucks (Chair), Ms. Martinez, and Mr. Payne.

Audit Committee

The functions and membership of the Audit Committee are described under “Report of the Audit Committee” on page 13. All of the members of the Audit Committee meet the independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission (“SEC”). The Board of Directors has determined that one of the Committee’s members, Mr. Forese, qualifies as an “audit committee financial expert” as defined by the SEC.

APPROVAL OF INDEPENDENT AUDITORS
(Item 2 on Proxy Card)

Action will be taken with respect to the approval of independent auditors for the Company for the year 2004. The Audit Committee has selected PricewaterhouseCoopers LLP, subject to the approval of the stockholders. If the stockholders do not approve this selection, the Audit Committee will consider other independent auditors.

A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting. Such representative will have an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions by stockholders. For additional information regarding the Company’s relationship with PricewaterhouseCoopers, please refer to the “Report of the Audit Committee” below.

The Board of Directors recommends a vote FOR item 2, which approves the appointment of PricewaterhouseCoopers LLP as independent auditors for 2004.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s responsibilities are set forth in the Audit Committee Charter, attached as Appendix B to this Proxy Statement. The Audit Committee assists the full Board of Directors in fulfilling its oversight responsibilities. Management of the Company prepares financial statements and establishes the system of internal controls.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements with management and the Company’s independent auditors, PricewaterhouseCoopers, including a discussion of the acceptability as well as the appropriateness of significant accounting principles. The Audit Committee also reviewed with management and PricewaterhouseCoopers the reasonableness of significant estimates and judgments made in preparing the financial statements as well as the clarity of the disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors their judgments as to the acceptability as well as the appropriateness of the Company’s application of accounting principles. PricewaterhouseCoopers has the responsibility for expressing an opinion on the conformity of the Company’s annual financial statements with U.S. generally accepted accounting principles. The Audit Committee also discussed with PricewaterhouseCoopers such other matters as are required to be discussed under U.S. generally accepted auditing standards.

In addition, the Audit Committee: has received written disclosures and a letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1; and has discussed with PricewaterhouseCoopers its independence from management and the Company, including the impact of non-audit-related services provided to the Company and the matters included in such written disclosures and letter. The Audit Committee concluded that the non-audit services provided by PricewaterhouseCoopers do not impact PricewaterhouseCoopers’ independence.

The Audit Committee discussed with the General Auditor and PricewaterhouseCoopers the overall scope and plans for their respective audits. The Audit Committee meets with the General Auditor and PricewaterhouseCoopers, with and without management present, to discuss the results of their audits, their opinions of the Company’s system of internal controls and the overall quality of the Company’s financial reporting.

The Audit Committee held five meetings in 2003.

In reliance on the reviews and discussions noted above, the Audit Committee recommended to the full Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the U.S. Securities and Exchange Commission. The Audit Committee also selected, subject to shareholder approval, PricewaterhouseCoopers as the Company’s independent auditors for 2004.

Audit Committee
Vernon R. Loucks, Jr. (Chair)
James J. Forese
Vilma S. Martinez
Andrew C. Taylor
Douglas A. Warner III

Fees Paid to PricewaterhouseCoopers

The following fees were paid to PricewaterhouseCoopers, the Company’s independent auditors, for services rendered during the year ($ in Millions):

	2003	2002
Audit Fees	$3.1	$2.7
Audit Related Fees	0.8	1.9
Tax Fees	1.9	2.3
All Other Fees	—	3.4
Total PricewaterhouseCoopers Fees	$5.8	$10.3

Audit Fees represent services rendered for the audit of the Company’s consolidated annual financial statements and reviews of the Company’s consolidated quarterly financial statements, including statutory audit work for foreign operations.

Audit Related Fees are for assurance and other activities not explicitly related to the audit of the Company’s financial statements, and include audits of benefit plans, financial due diligence, internal controls reviews, and special projects.

Tax Fees represent work performed for domestic and international income tax compliance and tax audits, corporate-wide tax planning, executive tax consulting and preparation, and expatriate tax consulting and preparation.

Other Fees include non-financial systems design. Fees in 2002 include financial information systems design services prior to the sale of PricewaterhouseCoopers’ systems consulting group to IBM in October 2002. PricewaterhouseCooopers no longer provides financial information systems related consulting services to Anheuser-Busch.

The Audit Committee is directly responsible for determining the compensation of the independent auditors and has established pre-approval policies and procedures for all PricewaterhouseCoopers work. These pre-approval policies and procedures are attached as Appendix C to this Proxy Statement. All work after May 6, 2003 was pre-approved by the Audit Committee.

When considering matters that could bear on the independence of PricewaterhouseCoopers, the Committee takes into account both the nature of any potential work performed and the related fees. The Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining PricewaterhouseCoopers’ independence and has concluded that it is compatible. Recurring, non-audit fees include financial due diligence assistance, tax planning and compliance fees, benefit plan audits and financial, systems and operational controls reviews. The Committee therefore aggregates all audit-related and recurring, non-audit costs when evaluating the potential impact of PricewaterhouseCoopers fees for discretionary projects on auditor independence. For its evaluation purposes, the Committee categorized fees paid to PricewaterhouseCoopers as follows ($ in Millions):

	2003	2002
Audit and Recurring Non-Audit Fees	$5.8	$6.9
All Other Fees	—	3.4
Total PricewaterhouseCoopers Fees	$5.8	$10.3

EXECUTIVE COMPENSATION
Report of the Compensation Committee

The Compensation Committee, composed of three independent directors, establishes and administers the executive compensation program for the Company’s top executives.

Compensation Philosophy

The Committee adheres to several guiding principles in carrying out its responsibilities:

•	Total compensation should reward individual and corporate performance and provide incentive for enhancement of shareholder value.

•	The Company should provide a base salary to employees that will maintain its competitive market position. The Company should offer an annual bonus opportunity that aligns corporate growth objectives and performance with individual achievements. Stock options should be used to foster a long-term perspective aligned with that of the shareholders.

•	Compensation plans should be simple and easily understood. Executives must clearly understand variable compensation opportunities and how to earn variable rewards.

•	The Anheuser-Busch program should reflect competitive levels of fixed and variable compensation. An external compensation consultant should annually report to the Committee on the competitive mix of base, bonus, and long-term incentives for a comparator group of national and local companies.

2003 Compensation

The Committee considers several factors when determining compensation for executive officers, including the Chief Executive Officer:

•	Overall Company Performance. In addition to their current knowledge of Company operations through participation at regular Board meetings, the Committee specifically looked at annual and long term sales, earnings, and cash flow growth; market share gains; return to shareholders (see chart on page 18); progress toward long-term objectives; individual divisional results as appropriate; and various qualitative factors relating to Company performance. There is no set weighting of these variables as applied to individual executive positions.

•	Individual Performance. The Committee considers, in addition to business results, the executive’s achievement of various other managerial objectives and personal development goals.

•	Competitive Compensation. The Committee is provided a report from a compensation consulting firm which details Anheuser-Busch compensation practices relative to a comparable group of 19 companies. This group is comprised of large national consumer goods companies. The companies in the sample are chosen in consultation with the consulting firm to be representative of the types of companies Anheuser-Busch competes with for executive talent. The report reviews base salary, annual bonus, and long-term incentive awards for the CEO and other officer positions with responsibilities that are comparable across the group. The consulting firm believes, and the Committee concurs, that this sample of benchmarks not only provides guidance for specific positions, but also provides guidance to develop benchmarks for those positions not specifically included in the sample.

•	Targeted Compensation. Total compensation for executive officers including the CEO is targeted at a market level which approximates the median of the sample group of comparable companies for base salary and bonus and the top quartile for long-term incentives after adjusting for the different magnitude of sales for each company, using a method called regression analysis. An executive’s compensation is considered to be at the market level if it is within ±20% of the targeted compensation. Actual compensation may vary from the targeted compensation based on the Committee’s subjective evaluation of the Company’s financial performance and the individual’s performance. In light of the Company’s strong 2003 performance and Mr. Stokes’ contribution to that strong performance, Mr. Stokes’ total compensation for 2003 was in the top quartile for total compensation compared to his peers from the comparison group.

Salary:

The Company does not have an employment agreement with Mr. Stokes or any of its other executive officers. In setting base salaries the Committee generally considers the overall financial performance of the Company during the prior year, particularly beer sales volume and market share performance, gross and operating margin trends, earnings and cash flow per share growth, returns on capital and equity, and total returns to shareholders. Actual salary determination is subjective in that there are no specific weightings for the variables considered. Mr. Stokes’ 2003 base annual salary of $1,391,250 was at the market level of salaries for CEOs in the comparable group of companies.

Salaries for other executive officers were targeted at the market level where appropriate benchmarks were available. Actual 2003 salaries were within ±20% of the targeted salary and were determined by a subjective evaluation of responsibilities, individual performance, and to a lesser degree, length of service.

Bonus:

2003 bonuses for Mr. Stokes, 13 other executive officers and 33 other officers were paid under the Officer Bonus Plan (the “Plan”), which was most recently reapproved by shareholders at the 2000 Annual Meeting. The Plan authorizes the Committee to establish programs that allow payment of cash bonuses to participants based on pre-established minimum performance goals for designated performance periods. Pursuant to the Plan, in February 2003 the Committee adopted the 2003 Officer Bonus Program (“2003 Program”), which established a minimum performance goal and a formula for determining a maximum bonus pool, both of which were based on pretax earnings of the Company for 2003 after adjustments for certain items. The Committee also determined a bonus formula for allocating the pool among the participants in which amounts for participants were expressed as a percentage of the total pool.

In February 2004 the Committee certified that the 2003 performance goal was met and approved individual bonuses. The Company achieved record sales and earnings in 2003. In view of this, the Committee, through the exercise of discretion and after taking into consideration individual performance and targeted compensation levels, approved bonus payments that were generally above the market levels, but less than the maximum available in the bonus pool. Due to regulations of the Internal Revenue Service and provisions of the Plan and 2003 Program, any adjustments to the bonuses for the participating executives named in the summary compensation table on page 17 could only be reductions from the amounts determined by formula. Bonuses for other participants were determined after subjectively taking into consideration individual performance toward corporate or divisional objectives. Mr. Stokes’ 2003 bonus was $3,500,000.

Long-Term Incentives:

Stock options are the Company’s only long-term incentive. Stock option awards are made to approximately 2,700 middle and upper level managers, including Mr. Stokes and the other executive officers. The size of awards is subjectively determined by the Committee based on position, responsibilities, and individual performance, subject to plan limits. In 2003, the Committee granted Mr. Stokes options for 1,354,200 shares under the 1998 Incentive Stock Plan.

Policy on Deductibility of Compensation Expenses

The Company is not allowed a deduction for certain compensation paid to certain executive officers in excess of $1 million, except to the extent such excess constitutes performance-based compensation. The Committee considers its primary goal is to design compensation strategies that further the best interests of the Company and its shareholders. To the extent they are not inconsistent with that goal, the Committee will attempt where practical to use compensation policies and programs that preserve the tax deductibility of compensation expenses.

Stock options granted under the 1998 Incentive Stock Plan and bonuses paid to selected executive officers pursuant to the Officer Bonus Plan are designed to qualify as performance-based compensation.

Compensation Committee
Vernon R. Loucks, Jr. (Chair)
Vilma S. Martinez
William Porter Payne

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee (Vernon R. Loucks, Jr., Vilma S. Martinez, and William Porter Payne) are independent, non-employee directors.

During 2003, Mr. Busch III served on the Human Resources Committee of SBC Communications Inc. from January 1 until March 1, 2003. He no longer serves on that committee. Mr. Whitacre, an executive officer of SBC Communications Inc., is a Director of the Company.

Summary Compensation Table

	Annual Compensation(1)				Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Awards of Stock Options (#)	All Other Compensation ($)(2)
P. T. Stokes	2003	1,391,250	3,500,000	16,122	1,354,200	147,716
President and Chief	2002	1,325,000	3,100,000	16,060	1,354,200	131,028
Executive Officer	2001	1,058,000	2,200,000	43,662	1,354,200	103,438
A. A. Busch III	2003	600,000	1,500,000	37,977	750,000	105,564
Chairman of the Board	2002	900,000	2,700,000	40,972	1,000,000	131,592
	2001	1,176,000	3,300,000	127,811	1,083,400	136,466
A. A. Busch IV	2003	800,000	1,000,000	11,814	600,000	71,718
Vice President	2002	600,000	700,000	11,875	500,000	53,228
and Group Executive	2001	510,000	565,000	32,981	216,700	40,107
W. R. Baker	2003	560,000	670,000	9,203	325,000	64,841
Vice President and	2002	530,000	625,000	11,126	300,000	58,742
Chief Financial Officer	2001	500,000	550,000	7,977	270,900	51,482
S. K. Lambright	2003	570,000	600,000	11,412	225,000	73,197
Group Vice President	2002	540,000	550,000	13,609	225,000	67,273
and Chief Legal Officer	2001	511,000	475,000	36,149	216,700	59,581

(1)	Salary and bonus amounts include any amounts deferred under the Executive Deferred Compensation Plan.

(2)	The 2003 amounts disclosed in this column include:

(a)	Company matching contributions and certain other allocations under certain defined contribution and deferred compensation plans of $124,639 for Mr. Stokes, $58,737 for Mr. Busch III, $68,267 for Mr. Busch IV, $50,090 for Mr. Baker and $50,999 for Mr. Lambright.

(b)	Payments in connection with life and accidental death insurance coverage of $22,077 for Mr. Stokes, $37,407 for Mr. Busch III, $3,451 for Mr. Busch IV, $14,751 for Mr. Baker and $13,371 for Mr. Lambright.

(c)	Payment of director fees from subsidiary or affiliated companies of $1,000 for Mr. Stokes, $9,420 for Mr. Busch III and $8,828 for Mr. Lambright.

Comparison of Five Year Cumulative Total Return*
Anheuser-Busch Companies, Inc., S&P 500 Index
and Russell Top 200 Index**
(12/31/98-12/31/03)

	1998	1999	2000	2001	2002	2003
Anheuser-Busch	$100.0	$109.8	$143.2	$144.6	$157.1	$173.9
S&P 500	100.0	121.0	110.0	97.0	75.6	97.2
Russell Top 200 Index	100.0	121.8	107.0	91.4	70.1	88.8

*	Assumes $100 invested on December 31 of first year of chart in Anheuser-Busch Companies, Inc. Common Stock, S&P 500 Index, and the Russell Top 200 Index and that all dividends were reinvested.

**	Because only one of the other two leading domestic brewers is independent and domestically based, the Company has elected to compare shareholder returns with the Russell Top 200 Index. This Index is comprised of the 200 largest publicly held United States companies, including Anheuser-Busch, based on market capitalization.

***	Compound Annual Growth Rate.

Option Grants in 2003

	Individual Grants(1)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in 2003(3)	Exercise Price ($/sh)	Expiration Date	0%(4)	5%	10%
P. T. Stokes	1,354,200	9.44	52.26	11/25/13	$0	$44,507,182	$112,789,938
A. A. Busch III	750,000	5.23	52.26	11/25/13	0	24,649,525	62,466,736
A. A. Busch IV	600,000	4.18	52.26	11/25/13	0	19,719,620	49,973,389
W. R. Baker	325,000	2.27	52.26	11/25/13	0	10,681,461	27,068,919
S. K. Lambright	225,000	1.57	52.26	11/25/13	0	7,394,857	18,740,021
All Shareholders	N/A	N/A	N/A	N/A	0	26,713,511,622	67,697,282,944
All Employee Optionees	14,339,718	100.0	N/A	N/A	0	471,289,645	1,194,340,486
Employee Optionee Gain as % of All Shareholders Gain	N/A	N/A	N/A	N/A	N/A	1.8%	1.8%

(1)	All options granted to the named officers were granted on November 26, 2003. The options become exercisable in three equal parts on the first, second, and third anniversaries of the grant date; however, the Compensation Committee is authorized to accelerate exercisability at any time, and acceleration occurs automatically in the event of the optionee’s death, disability, or retirement (under certain circumstances), or if certain events occur which would result in a change in control of the Company. The one-third of the 2003 grant which normally would become exercisable on November 26, 2004 was made eligible for earlier vesting if transferred in gifts to certain family members, trusts, or partnerships. Transfers to family members, trusts, or partnerships will not reduce or defer (i) the compensation income that an optionee would otherwise recognize from an exercise of the options or (ii) the Company’s tax deduction that would otherwise result from the option exercise. A tax payment feature allows the use of option stock to pay the withholding taxes related to an option exercise. The number of options granted with the tax payment feature in 2003 to the named officers were: Mr. Stokes, 1,352,287; Mr. Busch III, 748,087; Mr. Busch IV, 598,087; Mr. Baker, 323,087; and Mr. Lambright, 223,087.

(2)	The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Company’s stock price. Potential realizable values for all shareholders are based on 812.8 million shares outstanding at November 30, 2003 and a per share price of $52.26, which represents the fair market value of the Company’s stock on the date of the grants.

(3)	Based on 14,339,718 options granted to 2,707 employees during 2003.

(4)	No gain to the optionees is possible without an increase in stock price, which will benefit all shareholders commensurately. A zero percent stock price appreciation will result in zero dollars for the optionees.

Aggregated Option Exercises in 2003 and 2003 Year-End Option Values

			Number of Securities Underlying Unexercised Options at 12/31/03 (#)		Value of In-the-Money Options at 12/31/03 ($)(1)(2)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Exercisable/ Unexercisable		Exercisable/ Unexercisable
P. T. Stokes	203,218	6,563,244	3,323,331	/	39,028,784	/
			2,708,399		7,179,514
A. A. Busch III	248,463	6,412,691	3,555,601	/	40,610,071	/
			1,777,799		5,490,626
A. A. Busch IV	50,000	1,324,965	681,134	/	6,571,559	/
			1,005,566		1,772,936
W. R. Baker	57,288	2,256,519	1,426,141	/	26,840,743	/
			615,299		1,504,961
S. K. Lambright	92,305	2,871,378	907,163	/	12,497,874	/
			447,232		1,166,226

(1)	Value before income taxes payable as a result of exercise.

(2)	Based on the average of the high and low price of the Company’s common stock on the New York Stock Exchange—Composite Transactions for 12/31/03 ($52.5750).

Pension Plans Table

	Years of Service
Eligible Remuneration	5	10	15	20	25	30 or More
$ 500,000	$41,667	$83,333	$125,000	$166,667	$208,333	$250,000
1,000,000	83,333	166,667	250,000	333,333	416,667	500,000
1,500,000	125,000	250,000	375,000	500,000	625,000	750,000
2,000,000	166,667	333,333	500,000	666,667	833,333	1,000,000
2,500,000	208,334	416,667	625,000	833,333	1,041,667	1,250,000
3,000,000	250,000	500,000	750,000	1,000,000	1,250,000	1,500,000
3,500,000	291,667	583,333	875,000	1,166,667	1,458,333	1,750,000
4,000,000	333,333	666,667	1,000,000	1,333,333	1,666,667	2,000,000
4,500,000	375,000	750,000	1,125,000	1,500,000	1,875,000	2,250,000
5,000,000	416,668	833,334	1,250,000	1,666,666	2,083,334	2,500,000
5,500,000	458,333	916,667	1,375,000	1,833,333	2,291,667	2,750,000
6,000,000	500,000	1,000,000	1,500,000	2,000,000	2,500,000	3,000,000
6,500,000	541,667	1,083,333	1,625,000	2,166,667	2,708,333	3,250,000
7,000,000	583,333	1,166,667	1,750,000	2,333,333	2,916,667	3,500,000

The Pension Plans Table above shows a range of estimated total annual normal retirement pension benefits from qualified and non-qualified defined benefit pension plans for employees who have the years of credited service shown at retirement, and whose eligible remuneration is as shown. The eligible remuneration used to compute actual pension benefits would be the highest sum, for the calendar year of retirement or any of the four preceding calendar years, of the employee’s annual base salary as of January 1 of such year plus the bonus earned during the prior calendar year. An employee’s accrued annual pension will not be reduced after age 55. Voluntary deferrals of salary or bonus for any year under the Executive Deferred Compensation Plan are included for the year of deferral in this determination. The table shows the benefit payable at normal retirement age (65), payable in the form of a life annuity with ten years of guaranteed payments. This is subject to actuarial adjustment for an employee who retires after age 65. Amounts shown do not reflect the applicable deduction for Social Security benefits.

Years of credited service, to the nearest year, and compensation covered by the pension plans for executive officers named in the Summary Compensation Table are as follows: Mr. Stokes—35 years and $4,961,000; Mr. Busch III—46 years and $4,500,000; Mr. Busch IV—17 years and $1,900,000; Mr. Baker—33 years and $1,260,000; and Mr. Lambright—26 years and $1,215,000.

Change in Control Arrangements

An employee who is involuntarily terminated within three years after a change in control receives an additional five years of age and service in the calculation of the annual pension benefit under the Company’s tax- qualified pension plan. The minimum increase in benefits under this provision is 15%.

Under the Company’s plans which are not tax-qualified, vesting and payment of the benefits are accelerated upon a change in control. If special additional tax were imposed on a participant as to such benefits on account of a change in control, the participant’s benefits would be increased to the extent required to put the participant in the same position after payment of the special tax as if the special tax had not been imposed.

OTHER RELATIONSHIPS INVOLVING DIRECTORS, OFFICERS, OR THEIR ASSOCIATES

In 1993, pursuant to an investment agreement, the Company purchased equity securities of Grupo Modelo, S.A. de C.V., Mexico’s largest brewer (“Grupo Modelo”), and of Diblo, S.A. de C.V., the operating subsidiary of Grupo Modelo (“Diblo”). The Company subsequently exercised options it obtained under the investment agreement to acquire additional equity securities of Grupo Modelo and Diblo and now holds a 50.2% direct and indirect interest in Diblo. The Company does not have voting or other effective control of either Grupo Modelo or Diblo. Carlos Fernandez G. is Vice Chairman of the Board of Directors and Chief Executive Officer of Grupo Modelo. Pursuant to the investment agreement, the Company agreed to use its best efforts to maintain on its Board of Directors a designee of the controlling shareholders of Grupo Modelo and Diblo as long as the Company or one of its subsidiaries owns ten percent or more of the outstanding capital stock of Grupo Modelo. Mr. Fernandez is that designee.

August A. Busch III is the father of August A. Busch IV, an executive officer of the Company. Another son of Mr. Busch III, Steven A. Busch, is employed by the Company as Executive Assistant to the Chairman of the Board, for which he received cash compensation of $168,912 for 2003. A daughter of Mr. Busch III, Virginia Busch, is employed by the Company’s wholly-owned subsidiary, Busch Entertainment Corporation, as Manager of Corporate Conservation, for which she received cash compensation of $70,079 for 2003. Two sons of Patrick T. Stokes, David Stokes and Michael Stokes, are employed by the Company’s wholly-owned subsidiary, Anheuser-Busch, Incorporated, as Vice President and General Manager of the Sylmar wholesale operation and Senior Manager of Key Accounts, respectively. For 2003, David Stokes received cash compensation of $178,260 and Michael Stokes received cash compensation of $104,360. Daniel Kloth, a son of Donald W. Kloth, an executive officer of the Company, is employed by the Company as a purchasing manager for which he received cash compensation of $105,534 for 2003. Laurie Katz, a stepdaughter of Francine Katz, an executive officer of the Company, is employed by Anheuser-Busch, Incorporated as a market manager for which she received cash compensation of $66,804 for 2003. John Corry, a son-in-law of Joseph Sellinger, an executive officer of the Company, is employed by the Company as an engineer for which he received cash compensation of $59,538 for 2003.

The Company leases approximately 267 acres located in St. Louis County, Missouri and certain other property, in part from a trust established for the benefit of certain heirs of the late August A. Busch, Jr. and in part from Grants Farm Manor, Inc., a corporation owned by Andrew Busch, a son of August A. Busch, Jr. August A. Busch III and his children have no financial interest in the leases. The Grant’s Farm facility (under lease from the trust) is used extensively by the Company for advertising and public relations purposes, for public tours, and for corporate entertaining. Grant’s Farm is one of St. Louis’ most popular tourist attractions. The lease arrangements for Grant’s Farm require the Company to pay a fixed annual rent and a percentage of income generated from on-site concession operations. The lease arrangements with Grants Farm Manor, Inc. are for the housing and breeding of the Company’s Clydesdale horses. The Company is required to reimburse maintenance and certain other expenses associated with each of the leased properties. The Company has certain rights of first refusal and other limited purchase rights relating to the Grant’s Farm land and some of the leased personal property, and to a private residence situated within the leased premises and certain personal property associated with the residence. For the year 2003, the Company paid in the aggregate $2,758,873 under these lease arrangements.

The Company has for many years sold or assigned or approved the sale of interests in Anheuser-Busch wholesalerships to officers or employees of the Company or to immediate family members of directors, officers or employees of the Company. During 2003, as part of an arrangement to enhance retailer satisfaction and wholesaler efficiency and profitability by consolidating several small wholesaler operations, Anheuser-Busch, Incorporated (“ABI”) sold distribution rights and related assets for beer wholesalerships in Bremerton and Tumwater, WA to its Kent, Washington wholesaler, City Beverages, L.L.C. (“City Beverages”), for approximately $15.7 million. Additionally, ABI had acquired the right to purchase the beer wholesaler operations in Tacoma and Aberdeen, WA and transferred those rights to City Beverages. Steven Knight, the son of Charles F. Knight, a director of the Company, is the majority owner of City Beverages.

ABI has agreements with Southern Eagle Distributing, Inc. (“Southern Eagle”), Tri-Eagle Sales, City Beverages and Classic Eagle Distributing, L.L.C. (“Classic Eagle”) for the distribution of malt beverage products in Fort Pierce, Florida, Tallahassee, Florida, Kent, Washington and Lawrence, Kansas, respectively. Peter William Busch, a half brother of Mr. Busch III, is the President and majority owner of Southern Eagle. Southern Eagle purchased $34,972,322 of products from ABI during 2003. Tri-Eagle Sales is owned by Tripp and Susan Busch Transou, the son-in-law and daughter of Mr. Busch III. Tri-Eagle Sales purchased $26,365,930 of products from ABI during 2003. City Beverages purchased $23,395,354 of products from ABI during 2003. As noted above, City Beverages is majority owned by Steven Knight, a son of a director of the Company. Classic Eagle is owned by Stephen K. Lambright, Jr., the son of Stephen K. Lambright, an executive officer of the Company, and another individual. Classic Eagle purchased $10,409,193 of products from ABI during 2003. The distribution agreements with these wholesalerships are ABI’s standard distribution agreements. PricewaterhouseCoopers performs procedures every year designed to determine if these wholesalerships obtain treatment or special terms from ABI different from that available to all other independent wholesalers. PricewaterhouseCoopers’ findings are reported each year to the Board’s Conflict of Interest Committee.

James R. Jones, a director of the Company, had an agreement in his individual capacity with the Company relating to his service on the Board of Directors of Grupo Modelo. During 2003, Mr. Jones was paid $40,116 pursuant to this agreement, which was terminated in September 2003. In September 2003, Mr. Jones was appointed the representative of the Company’s Board of Directors on the Board of Directors of Grupo Modelo. Mr. Jones received director fees of $11,813 from the Company in 2003 for this service from October through December. The fee for this board service is described on page 11 of this proxy statement.

Ginnaire Rental, Inc. (“Ginnaire”), a corporation wholly owned by Mr. Busch III, leases aircraft to the Company for business use. For 2003, the Company paid $688,414 to Ginnaire pursuant to the lease agreements. The leasing fees are an hourly rate intended to reimburse Ginnaire for the pro rata share of maintenance costs, engine reserves and aircraft insurance, plus excise and use taxes attributed to the Company’s actual use of the aircraft, without mark-up.

The Company has only engaged in the transactions of the nature described above if the Company’s Business Practices Committee and the Board’s Conflict of Interest Committee have determined that they are at least as favorable to the Company and its subsidiaries as transactions with unrelated parties and has always fully disclosed these transactions in the Company’s proxy statement. The Company believes that transactions of this nature, coupled with complete disclosure, are appropriate, consistent with good governance and provide benefits to the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s executive officers and directors are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of common stock of the Company with the Securities and Exchange Commission and the New York Stock Exchange. Copies of those reports must also be furnished to the Company.

Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during the preceding year all filing requirements applicable to executive officers and directors have been complied with.

OTHER MATTERS

Solicitation of Proxies

The cost of soliciting proxies will be borne by the Company and will consist primarily of printing, postage, and handling, including the expenses of brokerage houses, custodians, nominees, and fiduciaries in forwarding documents to beneficial owners. In addition, to assist in the solicitation of proxies from brokers, bank nominees, and other institutional holders and from other stockholders, the Company has engaged D. F. King & Co., Inc. for a fee not to exceed $11,000 plus out-of-pocket expenses. Solicitation also may be made by the Company’s officers, directors, or employees, personally or by telephone.

Stockholder Proposals for 2005

For inclusion in the Company’s Proxy Statement and form of proxy, any stockholder proposals intended to be presented at the 2005 Annual Meeting must be received by the Company at its principal executive offices no later than November 11, 2004.

Stockholders of record who do not submit proposals for inclusion in the Proxy Statement but who intend to submit a proposal at the 2005 Annual Meeting, and stockholders of record who intend to submit nominations for directors at the meeting, must provide written notice. Such notice should be addressed to the Vice President and Secretary and received at the Company’s principal executive offices not earlier than December 29, 2004 and not later than January 28, 2005. The written notice must satisfy certain requirements specified in the Company’s by-laws. A copy of the by-laws will be sent to any stockholder upon written request to the Vice President and Secretary.

Stockholder Communications With Board

Stockholders wishing to communicate with the Board of Directors, the non-management directors, or with an individual Board member concerning the Company may do so by writing to the Board, to the non-management directors, or to the particular Board member, and mailing the correspondence to: Attn: Vice President and Secretary, Anheuser-Busch Companies, Inc., Mail Code 202-6, One Busch Place, St. Louis, MO 63118. The envelope should indicate that it contains a stockholder communication. All such stockholder communications will be forwarded to the director or directors to whom the communications are addressed.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics (the “Code”) for directors, officers, and employees, which is available on the Corporate Governance section of the Company’s website (under “Investor Info”) at www.anheuser-busch.com. If any substantive amendments are made to the Code, the nature of such amendment will be disclosed on our website. In addition, if a waiver from the Code is granted to an executive officer, director, or principal accounting officer, the nature of such waiver will be disclosed on our website.

St. Louis, Missouri
March 11, 2004

Appendix A

ANHEUSER-BUSCH COMPANIES, INC.
CORPORATE GOVERNANCE GUIDELINES

The Board of Directors of Anheuser-Busch Companies, Inc. (the “Company”) has adopted this set of corporate governance guidelines to further its longstanding objective to provide appropriate governance of the Company for the long-term benefit of stockholders.

Role of the Board of Directors

The Board of Directors selects and oversees the officers of the Company in the interest and for the benefit of the stockholders. The Board of Directors has delegated to the Chief Executive Officer, together with the other officers of the Company, the authority and responsibility for managing the business of the Company under the direction of the Board. Each director is expected to spend the time and effort necessary to properly discharge the director’s responsibilities.

Composition of the Board of Directors

1.  Size of Board of Directors

The Corporate Governance Committee makes recommendations to the Board of Directors concerning the appropriate size of the Board of Directors. The Board of Directors believes that the quality of the individuals serving on the Board of Directors and the overall balance of the Board of Directors is more important than the number of members.

2.  Board Membership Criteria

The Board of Directors is responsible for nominating individuals for election to the Board of Directors by the stockholders and for appointing individuals as directors between annual meetings of the stockholders. The Corporate Governance Committee identifies, reviews and makes recommendations concerning potential members of the Board of Directors. Stockholders may propose nominees for consideration by the Corporate Governance Committee by submitting the name and supporting information to: Secretary, Anheuser-Busch Companies, Inc., One Busch Place, St. Louis, Missouri 63118.

The Board seeks members from diverse business and professional backgrounds with outstanding integrity, achievement and judgment and such other skills and experience as will enhance the Board’s ability to serve the long-term interests of the stockholders. The Board will evaluate each individual in the context of the entire Board of Directors with the objective of assembling a Board of Directors that can best perpetuate the success of the Company and promote the interests of stockholders. Directors should be committed to representing the interests of all stockholders and not to advancing the interests of special interest groups or constituencies of stockholders. Annually (or more often, if necessary), the Corporate Governance Committee reviews the qualifications and backgrounds of the directors and makes recommendations to the Board as to the directors to be nominated for election by the stockholders at the next annual meeting.

3.  Selection of Chairman

The Board of Directors annually selects a Chairman from among the directors. The Board of Directors has concluded that the decision as to whether the offices of the Chief Executive Officer and the Chairman should be separate should be based upon the determination of the Board of Directors as to which approach best serves the interests of the Company at the time.

4.  Term Limits

The Board does not believe that it should establish term limits for directors. Term limits would deprive the Company of the knowledge and expertise developed by directors from extended service on the Board of Directors.

5.  Retirement of Board Members

The policy of the Board of Directors is that it will not nominate any individual for election as a director by the stockholders or appoint any individual as a director if such person is 72 years or older, subject to the following exception. Individuals who have served as directors of the Company or its predecessor since 1971 may continue to be nominated until they reach the age of 75. August A. Busch III is the only remaining director to whom this exception is applicable.

6.  Directors Who Change Their Present Job Responsibility

The Board of Directors does not generally believe that directors who retire or significantly change the employment position they held when they became a member of the Board should leave the Board of Directors. However, upon any such event, the Corporate Governance Committee will review the appropriateness of continued service on the Board of Directors by that director.

7.  No Specific Limitation on Other Board Service

The Board of Directors believes that the Company benefits from the experience directors bring from other boards on which they serve and accordingly does not believe that its directors should be prohibited from serving on boards and committees of other organizations. The Board does recognize that service on other boards may present demands on a director’s time and availability. While the Board has not adopted any guidelines limiting service on other boards, each director is expected to ensure that other commitments do not interfere with the director’s discharge of his or her duties. Directors are expected to inform the Chairman of the Board and the Chairman of the Corporate Governance Committee prior to becoming a director of any other company, whether public or private, or becoming a member of the audit committee of any other public company. The Corporate Governance Committee and the Board of Directors will take into account the nature and extent of an individual’s other commitments when determining whether it is appropriate to nominate such individual for election or appoint such individual as a director.

8.  Director Orientation and Continuing Education

The Company shall conduct an orientation program for newly elected or appointed directors on topics that will assist them in discharging their duties. The Company’s management shall conduct educational sessions for directors on matters relevant to the Company’s operations and to assist them in discharging their duties. The Corporate Governance Committee will oversee the development of the orientation and continuing education programs.

Independence Criteria

A director is determined to be independent if the Board of Directors has determined that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.

The Board of Directors has established the following categorical standards in connection with determining the independence of directors.

(a)  A director will not be considered to be independent if, during the past three years:

•	The Company has employed the director in any capacity or the Company has employed any of the director’s immediate family members as an executive officer.

•	The director or any of the director’s immediate family members has received more than $100,000 per year in direct compensation from the Company (excluding director and committee fees and pension or other forms of deferred compensation for prior service and compensation paid to a family member for service as a non-executive employee of the Company).

•	The director has been employed by or affiliated with, or any of the director’s immediate family members has been employed in a professional capacity by or affiliated with, the Company’s present or former independent auditor or internal auditor.

•	The director has been part of an “interlocking directorate” in which an executive officer of the Company serves on the compensation committee of another company for which the director or any of the director’s immediate family members is an executive officer.

•	The director is an executive officer or an employee, or any of the director’s immediate family members is an executive officer, of a for profit organization that has made payments to, or received payments from, the Company for property or services in an amount that, in any single fiscal year, exceeds the greater of $1 million or 2% of such organization’s consolidated gross revenues.

(b)  The following will not be considered to impair a director’s independence:

•	The director or any member of the director’s immediate family is employed by, an officer of or affiliated with any for profit organization that has made or received non-significant payments to or from the Company. For the purposes of this categorical standard, a payment will be considered to be non-significant if it represents less than (i) 1% of the gross revenues of the for profit organization for its last full fiscal year, and (ii) 1% of the Company’s gross revenues for its last full fiscal year.

•	The director is an officer, director, trustee, or employee of a foundation, university or other non-profit organization to which the Company gives directly, or indirectly through its foundation, no more than $500,000 per annum or 2% of the organization’s gross revenues for its last full fiscal year (whichever is greater).

•	The director receives fees for service as the Company’s representative or the representative of the Board of Directors on the board of directors of subsidiary or affiliated companies paid by the Company or such subsidiary or affiliated companies.

An individual will be considered to be affiliated with a corporation or other entity, if that individual controls, is controlled by or is under common control with the corporation or other entity.

The Board of Directors will determine the independence of any director with a relationship to the Company that is not covered by the above standards.

Board Meetings

1.  Frequency of Meetings

The Board of Directors determines its schedule of board meetings each year. The current schedule is for nine regular meetings each year. A director is expected to regularly attend meetings of the Board and of the committees on which the director serves, and to review materials distributed in advance of meetings. A director is also expected to attend the annual meeting of stockholders.

2.  Selection of Agenda Items

The Chairman of the Board of Directors establishes the agenda for each meeting. Each member of the Board may suggest additional items for the agenda.

3.  Distribution of Materials

The minutes of the prior Board meeting, an agenda for the forthcoming meeting, and Company financial information are distributed to Board members in advance of the meetings.

4.  Attendance of Non-Directors

From time to time the Company requests retired directors to continue to attend Board meetings as advisory directors for the two years following their retirement so that the Company can continue to benefit from their experience and advice. Advisory directors do not vote. The Board believes that attendance by senior management of the Company at Board meetings is beneficial.

5.  Access to Management and Advisers

Board members shall have unrestricted access to management of the Company. The Board of Directors shall have the authority to retain independent legal, accounting or other consultants to advise the Board.

6.  Separate Sessions of Non-Management Directors

The non-management directors of the Company shall meet in regularly scheduled executive sessions without management no fewer than three times a year. The independent directors of the Company shall additionally meet in executive session at least once a year, without management or the other directors. The position of lead director at these sessions shall rotate annually among the independent directors. The lead director may invite advisory directors to attend these sessions.

Director Compensation

The Company believes that the compensation paid to directors should be competitive and should encourage ownership of the Company’s stock by directors but shall not be at a level or in a form that would call into question the independence of the directors. The Corporate Governance Committee shall periodically review the compensation paid to directors by the Company and make recommendations to the Board of Directors concerning such compensation.

Employees of the Company serving as directors shall not receive any additional compensation for service on the Board of Directors.

Board Committees

1.  Number and Names of Board Committees

The Board of Directors shall establish committees from time to time to assist it in discharging its obligations. There are currently seven standing committees:

Audit Committee Compensation Committee Conflict of Interest Committee Corporate Governance Committee Executive Committee Finance Committee Pension Committee

Each committee has a written charter, which has been adopted and is periodically reviewed by the Board of Directors. The purpose and responsibility of each committee is described in its respective charter. After each of its meetings, the committee shall report on the meeting to the Board of Directors.

2.  Independence of Committee Members

The Audit, Compensation, and Corporate Governance Committees shall be composed entirely of independent directors. The membership of each committee and the compensation paid to the members of each committee will comply with the requirements of the law and the listing standards of the New York Stock Exchange.

3.  Committee Agendas

The Chairman of each committee, in consultation with appropriate members of management, establishes the agenda for each meeting. Each member of the committee may suggest additional items for the agenda.

4.  Assignment of Committee Members

The Chairman of the Board, after consideration of the desires, experience and expertise of individual directors and in consultation with the Chairman of the Corporate Governance Committee, recommends to the Board of Directors the assignment of directors to the committees of the Board of Directors, including the chairmen of the committees. The Board of Directors annually appoints the chairmen and members to each committee. The Company does not permit any member of its Audit Committee to be a member of the audit committees of more than two other public companies.

The Board of Directors does not require mandatory rotation of committee assignments or chairmen. The Board of Directors believes that the knowledge and expertise developed by directors through extended service on a committee outweigh the benefits obtained through mandatory rotation.

Performance Evaluation; Succession Planning; Stock Ownership by Executive Officers;
Communications to Board Members

1.  Management Succession

The Board of Directors plans for the succession to the position of Chief Executive Officer. To assist the Board of Directors, the Chief Executive Officer annually provides to the Board an assessment of the Company’s executive officers and their potential to succeed him or her. The Chief Executive Officer also provides to the Board of Directors an assessment of persons considered potential successors to the other executive officers. In addition, the Chief Executive Officer prepares a short-term succession plan providing for temporary delegation of authority in the event the Chief Executive Officer becomes unexpectedly unable to perform his or her duties.

2.  Evaluation

Annually, the Board of Directors shall evaluate its performance and the performance of each committee. The evaluation will be overseen by the Corporate Governance Committee. Annually, the Compensation Committee shall evaluate the performance of the officers of the Company. The Corporate Governance Committee and the Compensation Committee shall discuss the results of their evaluations with the Board of Directors.

Annually, the Corporate Governance Committee reviews the Corporate Governance Guidelines and recommends such changes to the Board of Directors as it determines to be necessary or appropriate.

3.  Stock Ownership by Executive Officers

The Board believes that the executive officers of the Company should have a significant investment in the common stock of the Company, in order to align their interests with those of the stockholders. Accordingly, the Board of Directors has established a policy that each executive officer should own common stock of the Company (including common stock credited in the executive officer’s 401(k) account) with a market value of at least three times his or her base pay. An executive officer will be permitted three years to satisfy the requirement upon his or her appointment as an executive officer.

4.  Communications to Board Members

The Company has established several means for stockholders or other interested parties to communicate their concerns to the Board of Directors, chairmen of committees of the Board of Directors, or the non-management directors of the Board of Directors. If the concern relates to the Company’s financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chairman of the Audit Committee, in care of the Company’s Secretary. If the concern relates to the Company’s governance practices or business practices, the concern should be submitted in writing to the Chairman of the Corporate Governance Committee, in care of the Company’s Secretary. Persons may also submit concerns in writing to the Board of Directors or to any or all of the non-management directors, in care of the Company’s Secretary.

Appendix B

ANHEUSER-BUSCH COMPANIES, INC.
AUDIT COMMITTEE CHARTER

Overview

The Audit Committee of the Board of Directors assists the full Board in fulfilling its oversight responsibilities with respect to assuring that the company maintains (1) appropriate financial accounting and management controls, (2) sound financial reporting practices, (3) appropriate and independent advice from its Independent Auditors, and (4) compliance with legal and regulatory requirements. The Audit Committee reports on these matters to the full Board regularly.

The Audit Committee’s role and proper functioning requires that it monitor, review and challenge management and the independent auditors. Although the Audit Committee will exercise the powers set forth in this Charter, it is the responsibility of management throughout the company to ensure that overall controls are adequate to meet operating, financial and compliance objectives, and it is the responsibility of management and the independent auditors to plan and conduct audits, and to determine that the Company’s financial statements are materially complete and accurate and are in accordance with U.S. generally accepted accounting principles.

The Audit Committee assists the full Board in independently overseeing the performance of the internal and external audit functions to ensure adequate audit coverage is achieved. Specifically, the audit function is designed to ensure:

•	A system of internal controls is maintained throughout the Company which protects the assets of the Company and provides the proper authorization and recording of transactions such that the financial information is reliable and materially accurate; and

•	Financial statements present fairly, in all material respects, the financial condition, results of operations and cash flows of the Company in accordance with U.S. generally accepted accounting principles.

Membership

The Board of Directors shall appoint the Audit Committee members, all of whom shall be Directors, but none of whom may be officers or employees of Anheuser-Busch Companies, Inc. or any of its subsidiaries. All Audit Committee members shall meet the membership and experience requirements of the New York Stock Exchange (NYSE) and the U.S. Securities and Exchange Commission (SEC).

The Audit Committee shall consist of not less than three members, including a Chairperson. A majority of the members of the Committee shall constitute a quorum. The Committee shall generally meet five times a year or at whatever more frequent interval is considered necessary or appropriate by the Committee in fulfilling its responsibilities. Audit Committee members should be objective in spirit and judgment, and willing to ask the right questions in order to obtain necessary facts and act accordingly. The Audit Committee shall conduct an annual evaluation of the Committee’s performance.

Responsibilities

1.  Charter Review

The Audit Committee shall reassess the adequacy of its Charter annually and recommend any proposed changes to the full Board for approval.

2.  Selection of Independent Auditors

The Audit Committee shall recommend to shareholders for approval the selection of the Company’s independent auditors. The Committee shall have the sole authority to select, evaluate, engage, and if necessary, replace the independent auditors, and shall establish pre-approval policies and procedures for the engagement of the independent auditors. The independent auditors report directly to the Audit Committee.

3.  Auditor Evaluation

The Audit Committee shall evaluate and reach conclusions regarding the qualifications, performance and independence of the independent auditors.

The Audit Committee shall:

•	Receive and review required communications from the independent auditors on an annual basis, including a formal written statement pertaining to the independent auditors’ independence and matters required by Independence Standards Board Standard No. 1. Discuss such information with the independent auditors and take appropriate action as deemed necessary to satisfy itself of such independence.

•	Discuss annually with the independent auditors a report outlining their internal quality control procedures, including material issues, if any, cited in the most recent quality-control review, whether an internal review or peer review. Also obtain and discuss a report pertaining to any investigation by governmental or professional authorities within the preceding five years concerning independent audits carried out by the firm, including resolution of any issues.

•	Review, in consultation with management, the terms of the engagement of the independent auditors, including the scope of their audit and qualifications of their personnel. The Audit Committee is directly responsible for determining the compensation of the independent auditors.

•	Pre-approve all services (and related fees) provided by the Company’s independent auditors and prohibit the independent auditors from performing any service that is prohibited under NYSE or SEC auditor independence rules.

•	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, relating to the conduct of the audit.

•	Receive required communications from the independent auditors, including, as necessary, information regarding the timetable for the rotation of partners under SEC requirements.

•	Discuss with the independent auditors the quality of the Company’s financial accounting personnel, and any relevant recommendations of the independent auditors.

•	Discuss with management and the General Auditor their opinions regarding the qualifications, performance and independence of the independent auditors.

•	Establish clear hiring policies for employees and former employees of the independent auditors and monitor management’s compliance with the policy.

4.  Matters Pertaining to the General Auditor

The Audit Committee shall review and make recommendations to the full Board regarding the overall activities of the General Auditor including:

•	Review and concur in the appointment, replacement, reassignment or dismissal of the General Auditor.

•	Review with the General Auditor the planned internal audit activities and the results of such internal audit activities.

•	Review the significant reports to management prepared by the General Auditor, and management’s response.

•	Review with the General Auditor the adequacy of the Company’s system of internal accounting and financial controls.

•	Review with the General Auditor the extent of compliance with policies, plans, procedures, laws and regulations that could have a significant impact on operations and reports.

•	Discuss with the independent auditors the responsibilities, budgets and staffing of the Company’s internal audit department.

5.  Matters Pertaining to Filings with Governmental Agencies

The Audit Committee shall:

•	Review with the independent auditors and management the Company’s Annual Report on Form 10-K (“the 10-K”) prior to filing with the SEC and if satisfied, recommend to the full Board that the audited financial statements be included in the 10-K.

•	Prepare the Audit Committee Report required by the Rules of the SEC to be included in the Company’s annual proxy statement.

•	Review the results of each quarterly review by the independent auditors before the filing of the Company’s Form 10-Q with the SEC.

6.  Financial Reporting

The Audit Committee shall:

•	Review with management and the independent auditors the Company’s annual and quarterly financial statements, including disclosures contained in Management’s Discussion and Analysis of Operations and Financial Condition.

•	Review with management and the independent auditors both the adequacy and quality of the Company’s financial accounting and reporting policies. The Audit Committee shall also review the potential impact of significant regulatory or accounting rule-making initiatives on the financial statements.

•	Review with management and the independent auditors any significant issues regarding the application of accounting principles and financial statement presentation, including changes in the selection or application of accounting principles.

•	Review the format and types of information provided in earnings press releases, as well as financial information or earnings guidance provided to analysts and rating agencies, paying particular attention to the use of pro forma or any other non-GAAP measures.

•	Review, in connection with its review of the annual financial statements, an analysis prepared by management and the independent auditors of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including the impact of applying alternative accounting methods available under U.S. generally accepted accounting principles.

•	Review with the independent auditors and management the Company’s Critical Accounting Policies, as defined by the SEC, including an assessment regarding the adequacy of the Company’s disclosures.

•	Review the impact on the financial statements of the Company of any off-balance-sheet structures.

•	Review with the independent auditors and management the results of the independent auditors’ year-end audit, including any problems or difficulties encountered by the independent auditors, management’s response to any audit findings and areas of significant disagreement, if any, between management and the independent auditors.

7.  Controls

The Audit Committee shall:

•	Review with management, the independent auditors and the General Auditor their separate opinions as to the adequacy and effectiveness of the Company’s system of internal accounting controls, including any significant issues noted regarding the adequacy of controls and special audit steps, if any, adopted to address these issues. Also review with management, the independent auditors and the General Auditor the independent auditors’ Annual Report on Internal Controls and management’s response thereto.

•	Review the Company’s procedures with respect to accounting and financial controls, including changes in auditing and/or accounting principles, practices and procedures.

•	Review with management the Company’s major financial risk exposures and the steps management has taken to monitor, mitigate and control such exposures.

8.  Fraud and Illegal Acts

The Audit Committee shall:

•	Receive and review reports regarding fraud involving senior management and any fraud that causes a material misstatement of the financial statements.

•	Review reports of illegal acts that are not “clearly inconsequential” that have come to the independent auditors’ attention in the course of their audits. Ensure, in such cases, that management has taken timely and appropriate actions regarding reported illegal acts that could have a material effect on the financial statements.

9.  Other Responsibilities

•	Periodically, the Audit Committee will meet separately with representatives from the independent auditors, General Auditor and management.

•	Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, any material reports or inquiries received from regulators or governmental agencies, and other legal matters as appropriate.

•	Accept, evaluate and respond to, in a manner deemed appropriate by the Audit Committee, any reports made by the attorneys of the Company pursuant to their obligations under the SEC’s Attorney Professional Responsibilities rules.

•	Receive reports from the Environmental Health and Safety Policy Committee regarding implementation and compliance with the Company’s environmental policies and discuss with management any concerns the Audit Committee may have with regard to the Company’s environmental practices.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

10.  General Powers

•	The Audit Committee may conduct or authorize investigations into any matters within the scope of the Committee’s responsibilities.

•	To carry out and effectuate the purposes of the foregoing resolutions, the Audit Committee shall have authority it deems necessary to confer with the Company’s independent auditors, General Auditor and Officers and to conduct or authorize investigations. The Audit Committee shall have the authority to retain independent legal, accounting or other consultants to advise the Committee.

•	The Company will provide adequate funding, as determined solely by the Audit Committee, to pay the fees and expenses of the independent auditors and any consultants engaged by the Audit Committee and to meet any ordinary administrative costs of the Audit Committee in carrying out its duties.

*********

Appendix C

ANHEUSER-BUSCH COMPANIES, INC.
AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

I.  GENERAL PRINCIPLES

The Audit Committee of Anheuser-Busch Companies, Inc. is required to pre-approve the audit and non-audit services performed by the independent auditors in order to assure that the services provided do not impair the auditor’s independence.

Unless a type of service to be provided by the independent auditors has received general pre-approval pursuant to this policy, it will require separate pre-approval by the Audit Committee.

Annually, the Audit Committee reviews and pre-approves the categories and related services along with an estimated fee for each category. Separate pre-approval is required in those circumstances where the estimated actual fee for the approved category exceeds the pre-approved fee.

The Audit Committee will annually review and revise as needed the list of pre-approved categories and related services.

II.  DELEGATION

The Audit Committee has delegated pre-approval authority to its Chairman. The Chairman will report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee will not delegate its responsibilities to pre-approve services performed by the independent auditors to management.

III.  SERVICES TO BE PROVIDED

The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. Any changes in terms, conditions and fees resulting from a change in scope, company organization or other matters, will require pre-approval of the Audit Committee.

In addition to the annual audit services engagement, the Audit Committee may grant pre-approval of all other services when the independent auditors are deemed to be the best provider of the service. These may include audit related services, tax services, and all other services. The Audit Committee has pre-approved services in these categories for 2004. The Audit Committee may add to or subtract from the list of general pre-approved services from time to time, based on subsequent determinations. The independent auditors have reviewed this policy and believe that implementation of the policy will not adversely affect the auditor’s independence.

IV.  APPROVAL PROCEDURES

Requests or applications to obtain pre-approval for services or to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee through the office of the Company’s General Auditor. The request must include an explanation of services in detail in order for the Audit Committee to determine that the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence.

Approval will not be granted for prohibited services as defined by the Securities and Exchange Commission and identified on the Attachment.

C-1

ATTACHMENT

PROHIBITED NON-AUDIT SERVICES

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

C-2

YOU CAN VOTE IN ONE OF THREE WAYS:

VOTE BY PHONE - 1-800-690-6903
ANHEUSER-BUSCH COMPANIES, INC. ONE BUSCH PLACE ST. LOUIS, MO 63118-1852

Use any touch-tone telephone from the US or Canada 24 hours a day, 7 days a week, to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 27, 2004, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. There is no charge to you for this call.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 27, 2004, the day before the meeting date. Have your proxy card in hand when you access the web site.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ ve provided.

IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET, HAVE YOUR PROXY CARD IN HAND.

THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
ANHBS1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANHEUSER-BUSCH COMPANIES, INC.

The Board of Directors recommends a vote “ FOR” Item 1.
				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “ For All Except” and write the nominee’ s number on the line below.
1.	ELECTION OF DIRECTORS

	01) August A. Busch III			O	O	O
02) Carlos Fernandez G.
03) James R. Jones
04) Andrew C. Taylor
05) Douglas A. Warner III

The Board of Directors recommends a vote “FOR” Item 2.		For	Against	Abstain

2.	APPROVAL OF INDEPENDENT AUDITORS	O	O	O

PLEASE MARK, SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Sign exactly as your name appears above; in the case of shares held by joint owners, all joint owners should sign; fiduciaries should indicate title and authority.)
		Yes	No

Please indicate if you plan to attend this meeting		O	O

Signature [PLEASE SIGN WITHIN BOX]	Date						Signature (Joint Owners)	Date

PLEASE ADMIT SHAREHOLDER LISTED ON REVERSE SIDE	NON-TRANSFERABLE

Annual Meeting of Stockholders

April 28, 2004, 10:00 A.M. (local time) at Ports of Call at SeaWorld of Florida,
7007 SeaWorld Drive, Orlando, Florida

Each stockholder may be asked to present valid picture identification, such as driver’s license or employee identification badge, in addition to this admission ticket.

▼ FOLD AND DETACH HERE ▼

PROXY

Anheuser-Busch Companies, Inc.

This Proxy Solicited on Behalf of The Board of Directors for the Annual Meeting of Stockholders

               The person(s) signing this proxy form hereby appoints August A. Busch III, Patrick T. Stokes, and JoBeth G. Brown as proxies, each with the power of substitution and hereby authorizes them to represent and to vote, as designated on the reverse side of this form, all of the shares of stock that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Anheuser-Busch Companies, Inc. to be held at Ports of Call at SeaWorld of Florida, 7007 SeaWorld Drive, Orlando, Florida, on April 28, 2004 at 10:00 A.M. local time and at any adjournments thereof.

               THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER INDICATED BY THE STOCKHOLDER.  IN THE ABSENCE OF SUCH INDICATION, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS IN ITEM 1 AND FOR ITEM 2.  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF SAID PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

(Be sure to sign and date the reverse side of this form)

YOU CAN VOTE IN ONE OF THREE WAYS:

VOTE BY PHONE - 1-800-690-6903
ANHEUSER-BUSCH COMPANIES, INC. ONE BUSCH PLACE ST. LOUIS, MO 63118-1852

Use any touch-tone telephone from the US or Canada 24 hours a day, 7 days a week, to transmit your voting instructions by no later than April 23, 2004. Have your voting instruction card in hand when you call and then follow the instructions. There is no charge to you for this call.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions by no later than April 23, 2004. Have your voting instruction card in hand when you access the web site.

VOTE BY MAIL
Mark, sign and date your voting instruction card and return it in the postage-paid envelope so that it is received by no later than April 23, 2004.

IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET, HAVE YOUR VOTING INSTRUCTION CARD IN HAND.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
ANHBS3	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANHEUSER-BUSCH COMPANIES, INC.

The Board of Directors recommends a vote “FOR” Item 1.
				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below.
1.	ELECTION OF DIRECTORS

	01) August A. Busch III			O	O	O
02) Carlos Fernandez G.
03) James R. Jones
04) Andrew C. Taylor
05) Douglas A. Warner III

The Board of Directors recommends a vote “FOR” Item 2.		For	Against	Abstain

2.	APPROVAL OF INDEPENDENT AUDITORS	O	O	O

PLEASE MARK, SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Sign exactly as your name appears above.)

		Yes	No

Please indicate if you plan to attend this meeting		O	O

Signature [PLEASE SIGN WITHIN BOX]	Date

PLEASE ADMIT SHAREHOLDER LISTED ON REVERSE SIDE	NON-TRANSFERABLE

Annual Meeting of Stockholders

April 28, 2004, 10:00 A.M. (local time) at Ports of Call at SeaWorld of Florida,
7007 SeaWorld Drive, Orlando, Florida

To Participants in the Anheuser-Busch Deferred Income Stock Purchase and Savings Plans

          Enclosed with this voting instruction form are the notice and proxy statement for the Annual Meeting of Stockholders of Anheuser-Busch Companies, Inc. which will be held on April 28, 2004.  The number of shares shown on this voting instruction form represents the number of shares with respect to which you are entitled to direct the voting because of an account under one or more of these plans.  In order for these shares to be voted by the trustee of the plan(s) in accordance with your confidential instructions, ADP must receive your voting instructions by no later than April 23, 2004.  If your voting instructions are not received by April 23, 2004, shares as to which you are entitled to direct voting will be voted by the plan trustee in accordance with instructions from the plans’ investment committee.

          Your interest in a plan which is invested in the Company stock fund is measured in terms of share equivalents.  The share equivalents closely approximate the number of shares to which you are entitled to direct the voting.

          If you plan to attend the Annual Meeting, please mark the appropriate box on this voting instruction form.  Present this ticket to the Anheuser-Busch representative at the entrance to the meeting.  Keep in mind that you will not be able to vote any plan shares at the meeting; only the plan trustee can vote these shares as described on the reverse side of this card.

Each stockholder may be asked to present valid picture identification, such as driver’s license or employee identification badge, in addition to this admission ticket.

▼ FOLD AND DETACH HERE ▼

VOTING INSTRUCTION CARD

Anheuser-Busch Companies, Inc.

These Voting Instructions are Solicited on Behalf of The Board of Directors for the Annual Meeting of Stockholders

               The undersigned hereby directs the Trustee of the Anheuser-Busch Deferred Income Stock Purchase and Savings Plans to authorize the proxies (a) to vote as indicated on the reverse side of this form and (b) to vote, in their discretion, upon such other business as may properly come before the meeting hereafter described, in each case with respect to all of the shares of stock for which the undersigned is entitled to direct the voting under these plans.  Such votes are to be cast at the Annual Meeting of Stockholders of Anheuser-Busch Companies, Inc. to be held at Ports of Call at SeaWorld of Florida, 7007 SeaWorld Drive, Orlando, Florida, on April 28, 2004, at 10:00 A.M. local time and at any adjournments thereof.

               WHEN PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED BY THIS VOTING INSTRUCTION CARD WILL BE VOTED IN THE MANNER INDICATED BY THE PLAN PARTICIPANT, AND IN THE ABSENCE OF SUCH INDICATION, SUCH SHARES WILL BE VOTED BY THE TRUSTEE IN ACCORDANCE WITH INSTRUCTIONS FROM THE PLANS’ INVESTMENT COMMITTEE.

March 11, 2004

Dear Stockholder,

You are cordially invited to attend the Annual Meeting of Stockholders of Anheuser-Busch Companies, Inc. to be held on Wednesday, April 28, 2004 in Orlando, Florida. Your proxy card and voting instructions are included with this letter. Previously you elected to view proxy materials over the Internet; therefore, we did not include the proxy statement and annual report in the package. Please access our web site at www.anheuser-busch.com (click on “Investor Info”) to read these important documents. If you have changed your mind and prefer to receive a copy of the proxy statement or annual report, you may call Mellon Investor Services (toll-free) at 1-888-213-0964 and one will be mailed to you.

After you have read the proxy statement, refer to the enclosed instructions for voting by telephone, Internet, or mail.

Thank you for voting and thank you for your investment in Anheuser-Busch.

Sincerely,

JoBeth G. Brown
Vice President and Secretary

Enclosures